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                                                                   EXHIBIT 2.1

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                             AGREEMENT AND PLAN OF MERGER

                            dated as of February 18, 1998

                                    by and between

                               UNITED BANKSHARES, INC.

                                         and

                                FED ONE BANCORP, INC.


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                                  TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                                      ARTICLE I

                                 Certain Definitions

1.01   CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                      ARTICLE II

                                      The Merger

2.01   THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
2.02   ARTICLES AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . 7
2.03   EFFECTIVE DATE AND EFFECTIVE TIME . . . . . . . . . . . . . . . . . . 8
2.04   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

                                     ARTICLE III

                          Consideration; Exchange Procedures

3.01   MERGER CONSIDERATION. . . . . . . . . . . . . . . . . . . . . . . . . 8
3.02   RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS . . . . . . . . . . . . . . . 9
3.03   FRACTIONAL SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . 9
3.04   EXCHANGE PROCEDURES . . . . . . . . . . . . . . . . . . . . . . . . . 9
3.05   ANTI-DILUTION PROVISIONS. . . . . . . . . . . . . . . . . . . . . . .10
3.06   OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

                                      ARTICLE IV

                             Actions Pending Acquisition

4.01   FOREBEARANCES OF FED ONE. . . . . . . . . . . . . . . . . . . . . . .11
4.02   FOREBEARANCES OF UNITED.. . . . . . . . . . . . . . . . . . . . . . .14

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                                                                          PAGE
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                                      ARTICLE V

                            Representations and Warranties

5.01   DISCLOSURE SCHEDULES. . . . . . . . . . . . . . . . . . . . . . . . .14
5.02   STANDARD. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
5.03   REPRESENTATIONS AND WARRANTIES OF FED ONE . . . . . . . . . . . . . .15
5.04   REPRESENTATIONS AND WARRANTIES OF UNITED. . . . . . . . . . . . . . .25

                                      ARTICLE VI

                                      Covenants

6.01   REASONABLE BEST EFFORTS . . . . . . . . . . . . . . . . . . . . . . .32
6.02   STOCKHOLDER APPROVALS . . . . . . . . . . . . . . . . . . . . . . . .32
6.03   REGISTRATION STATEMENT. . . . . . . . . . . . . . . . . . . . . . . .33
6.04   PRESS RELEASES. . . . . . . . . . . . . . . . . . . . . . . . . . . .34
6.05   ACCESS; INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .34
6.06   ACQUISITION PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . .35
6.07   AFFILIATE AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . .35
6.08   TAKEOVER LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
6.09   CERTAIN POLICIES. . . . . . . . . . . . . . . . . . . . . . . . . . .36
6.10   NASDAQ LISTING. . . . . . . . . . . . . . . . . . . . . . . . . . . .36
6.11   REGULATORY APPLICATIONS . . . . . . . . . . . . . . . . . . . . . . .36
6.12   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . .37
6.13   BENEFIT PLANS AND ARRANGEMENTS. . . . . . . . . . . . . . . . . . . .38
6.14   NOTIFICATION OF CERTAIN MATTERS . . . . . . . . . . . . . . . . . . .39
6.15   DIVIDEND COORDINATION . . . . . . . . . . . . . . . . . . . . . . . .40
6.16   DIRECTORSHIP OF UNITED AND ADVISORY BOARD OF DIRECTORS. . . . . . . .40
6.17   FED ONE STOCK ISSUANCE. . . . . . . . . . . . . . . . . . . . . . . .40
6.18   BANK MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40

                                     ARTICLE VII

                       Conditions to Consummation of the Merger

7.01   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. . . . . .41
7.02   CONDITIONS TO OBLIGATION OF FED ONE . . . . . . . . . . . . . . . . .42
7.03   CONDITIONS TO OBLIGATION OF UNITED. . . . . . . . . . . . . . . . . .43

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                                                                          PAGE
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                                     ARTICLE VIII

                                     Termination

8.01   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
8.02   EFFECT OF TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . .47

                                      ARTICLE IX

                                    Miscellaneous

9.01   SURVIVAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
9.02   WAIVER; AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . .47
9.03   COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
9.04   GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
9.05   EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
9.06   NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
9.07   ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. . . . . . . . . .49
9.08   INTERPRETATION; EFFECT; ASSIGNMENT; SUCCESSORS. . . . . . . . . . . .49


EXHIBIT A  Form of Stock Option Agreement
EXHIBIT B  Form of Fed One Affiliate Agreement
EXHIBIT C  Form of United Affiliate Agreement

ANNEX A    Form of Supplement for Merger Sub
             Accession to Merger Agreement

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          AGREEMENT AND PLAN OF MERGER, dated as of February 18, 1998 (this
"AGREEMENT"), by and between United Bankshares, Inc. ("UNITED") and Fed One Bancorp, Inc. ("FED ONE").

                                       RECITALS

          A. UNITED. United is a West Virginia corporation, having its principal place of business in Charleston, West Virginia.

          B. FED ONE. Fed One is a Delaware corporation, having its principal place of business in Wheeling, West Virginia.

          C. STOCK OPTION AGREEMENT. As a condition and an inducement to United's entering into this Agreement , Fed One has granted to United an option pursuant to a stock option agreement, in substantially the form of EXHIBIT A.

          D. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 (the "CODE").

          E. BOARD ACTION. The respective Boards of Directors of each of United and Fed One have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                      ARTICLE I

                                 CERTAIN DEFINITIONS

          1.1 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

          "ACQUISITION PROPOSAL" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Fed One or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Fed One or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          "ARTICLES AMENDMENT" has the meaning set forth in Section 2.02.

          "BANK MERGER" has the meaning set forth in Section 6.18.

          "CLOSING" has the meaning set forth in Section 2.04.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COSTS" has the meaning set forth in Section 6.12(a).

          "DELAWARE SECRETARY" means the Office of the Secretary of State of the State of Delaware.

          "DGCL" means the Delaware General Corporation Law.

          "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

          "EFFECTIVE DATE" means the date on which the Effective Time occurs.

          "EFFECTIVE TIME" means the effective time of the Merger, as provided for in Section 2.03.

          "ENVIRONMENTAL LAWS" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" has the meaning set forth in Section 5.03(m).

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "EXCHANGE AGENT" has the meaning set forth in Section 3.04.

          "EXCHANGE RATIO" has the meaning set forth in Section 3.01.

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          "FED ONE" has the meaning set forth in the preamble to this Agreement.

          "FED ONE AFFILIATE" has the meaning set forth in Section 6.07(a).

          "FED ONE BANK" means Fed One Bank, a federal savings bank.

          "FED ONE BOARD" means the Board of Directors of Fed One.

          "FED ONE BYLAWS" means the Bylaws of Fed One.

          "FED ONE CERTIFICATE" means the Certificate of Incorporation of Fed
     One.

          "FED ONE COMMON STOCK" means the common stock, par value $0.10 per share, of Fed One.

          "FED ONE COMPENSATION AND BENEFIT PLANS" has the meaning set forth in
     Section 5.03(m).

          "FED ONE ESOP" means the Fed One Employee Stock Ownership Plan, as amended.

          "FED ONE MEETING" has the meaning set forth in Section 6.02.

          "FED ONE PREFERRED STOCK" means the preferred stock, par value $0.10 per share, of Fed One.

          "FED ONE STOCK" means, collectively, Fed One Common Stock and Fed One Preferred Stock.

          "FED ONE STOCK OPTION" has the meaning set forth in Section 3.06(a).

          "FED ONE STOCK OPTION PLANS" means the following plans of Fed One: the 1995 Stock Option Plan, the 1992 Stock Option Plan for Officers and Employees and the 1992 Stock Option Plan for Outside Directors.

          "FED ONE STOCK PLANS"means the following plans of Fed One: the Fed One ESOP, the 1995 Recognition and Retention Plan and Trust, the 1992 Recognition and Retention Plan and Trust, the 1995 Stock Option Plan, the 1992 Stock Option Plan for Officers and Employees, the 1992 Stock Option Plan for Outside Directors and the Dividend Reinvestment Plan.

          "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

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          "H-S-R ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
     1976.

          "INDEMNIFIED PARTY" has the meaning set forth in Section 6.12(a).

          "INSURANCE AMOUNT" has the meaning set forth in Section 6.12(b).

          "INSURANCE POLICY" has the meaning set forth in Section 5.03(t).

          "IRS" means the Internal Revenue Service.

          "LIEN" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

          "MATERIAL ADVERSE EFFECT" means, with respect to United or Fed One, any effect that (i) is material and adverse to the financial position, results of operations or business of United and its Subsidiaries taken as a whole or Fed One and its Subsidiaries taken as a whole, respectively, or
     (ii) would materially impair the ability of either United or Fed One to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) actions or omissions of United or Fed One taken with the prior written consent of Fed One and United, respectively, in contemplation of the transaction contemplated hereby, (d) circumstances affecting banks or savings associations or their holding companies generally and (e) the effects of the Merger and compliance by either party with the provisions of this Agreement on the financial position, results of operations or business of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be.

          "MERGER" has the meaning set forth in Section 2.01.

          "MERGER CONSIDERATION" has the meaning set forth in Section 3.01.

          "MERGER SUB" means UBC Holding Company, Inc., or one or more corporations or limited liability companies to be organized under the corporate laws of a state of the United States by United prior to the Effective Time; provided that the laws of the state of incorporation thereof shall permit the merger of corporations or limited liability companies organized thereunder with a Delaware corporation.

          "MULTIEMPLOYER PLAN" has the meaning set forth in Section 5.03(m).

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          "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market System.

          "NEW CERTIFICATE" has the meaning set forth in Section 3.04.

          "OLD CERTIFICATE" has the meaning set forth in Section 3.04.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

          "PENSION PLAN" has the meaning set forth in Section 5.03(m).

          "PLANS" has the meaning set forth in Section 5.03(m).

          "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

          "PROXY STATEMENT" has the meaning set forth in Section 6.03.

          "REGISTRATION STATEMENT" has the meaning set forth in Section 6.03.

          "REGULATORY AUTHORITY" has the meaning set forth in Section 5.03(i).

          "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

          "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

          "SEC" means the Securities and Exchange Commission.

          "SEC DOCUMENTS" has the meaning set forth in Section 5.03(g).

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "STOCK OPTION AGREEMENT" has the meaning set forth in Recital C.

          "SUBSIDIARY" AND "SIGNIFICANT SUBSIDIARY" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

          "SURVIVING CORPORATION" has the meaning set forth in Section 2.01.

          "TAKEOVER LAWS" has the meaning set forth in Section 5.03 (o).

          "TAX" AND "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

          "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

          "TREASURY STOCK" shall mean shares of Fed One Stock held by Fed One or any of its Subsidiaries or by United or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

          "UNITED" has the meaning set forth in the preamble to this Agreement.

          "UNITED AFFILIATES" has the meaning set forth in Section 6.07(a).

          "UNITED ARTICLES" means the Restated Articles of Incorporation of United.

          "UNITED BANK" means United National Bank, a national bank.

          "UNITED BOARD" means the Board of Directors of United.

          "UNITED COMMON STOCK" means the common stock, par value $2.50 per share, of United.

          "UNITED COMPENSATION AND BENEFIT PLANS" has the meaning set forth in
Section 5.04(m).

          "UNITED MEETING" has the meaning set forth in Section 6.02.

          "UNITED STOCK DIVIDEND" means the 100% stock dividend declared by United payable March 27, 1998 to shareholders of record of United as of March 13, 1998, subject to approval of an amendment to the United Articles at a special meeting of United's shareholders to be held on March 9, 1998.

          "WEST VIRGINIA SECRETARY" means the Office of the Secretary of State of the State of West Virginia.

          "WVCA" means the West Virginia Corporation Act.


                                      ARTICLE II

                                      THE MERGER

          2.1 THE MERGER. (a) Prior to the Effective Time, United shall take any and all action necessary (i) to cause the Merger Sub to become a party to this Agreement, to be evidenced by the execution by the Merger Sub of a supplement to this Agreement in substantially the form of Annex A, and delivery thereof to Fed One; and (ii) to cause the Merger Sub to take all actions necessary or proper to comply with the obligations of United and the Merger Sub to consummate the transactions contemplated hereby.

          (b) At the Effective Time, Fed One shall merge with and into Merger Sub (the "MERGER"), the separate corporate existence of Fed One shall cease and Merger Sub shall survive and continue to be governed by the laws of its state of incorporation (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION"). United may at any time prior to the Effective Time (i) change the method of effecting the combination with Fed One (including, without limitation, the provisions of this Article II) or (ii) change the method of effecting, or not consummate, the Bank Merger pursuant to Section 6.18, in each case if and to the extent it deems such change to be necessary, appropriate or desirable; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Fed One Stock as provided for in this Agreement (the "MERGER CONSIDERATION"), (ii) adversely affect the tax treatment of Fed One's stockholders as a result of receiving the Merger Consideration or the Merger qualifying for "pooling-of-interests" accounting treatment or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and PROVIDED FURTHER, that United shall provide Fed One written notice of such change.

          (c) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing (i) in the office of the Delaware Secretary of a certificate of merger in accordance with the DGCL and (ii) in the office of the West Virginia Secretary of articles of merger in accordance with the WVCA or such later date and time as may be set forth in such certificate of merger and articles of merger. The Merger shall have the effects prescribed in the DGCL and the WVCA.

          2.2  ARTICLES AMENDMENT.  At or prior to the Effective Time,
Article VI of the United Articles shall be amended to read as follows (the "ARTICLES AMENDMENT"):

               "VI. The amount of the authorized capital stock of the corporation is $250,000,000 which shall be divided into 100,000,000 shares of a par value of $2.50 per share."

          2.3 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), the parties shall cause the effective date of the Merger (the "EFFECTIVE DATE") to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of United, on the last business day of the month in which such fifth business day occurs or, if such fifth business day occurs within the last five business days of such month, on the last business day of the succeeding month) or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "EFFECTIVE TIME."

          2.4 CLOSING. A closing of the Merger (the "CLOSING") shall take place at such place, at such time and on such date as is determined by the parties pursuant to Section 2.03 hereof. At the Closing, there shall be delivered to United and Fed One the opinions, certificates and other documents required to be delivered under Sections 7.02 and 7.03 hereof.

                                     ARTICLE III

                          CONSIDERATION; EXCHANGE PROCEDURES

          3.1 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (a) OUTSTANDING FED ONE COMMON STOCK. Each share, excluding Treasury Stock, of Fed One Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 0.75 of a share of United Common Stock (subject to adjustment as set forth herein, the "EXCHANGE RATIO"). The Exchange Ratio shall be subject to adjustment as set forth in Sections 3.05 and 8.01(f).

          (b) OUTSTANDING UNITED STOCK. Each share of United Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

          (c) TREASURY SHARES. Each share of Fed One Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          3.2 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Fed One Stock shall cease to be, and shall have no rights as, stockholders of Fed One, other than to receive any dividend or other distribution with respect to such Fed One Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article
III. After the Effective Time, there shall be no transfers on the stock transfer books of Fed One or the Surviving Corporation of shares of Fed One Stock.

          3.3 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of United Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, United shall pay to each holder of Fed One Common Stock who would otherwise be entitled to a fractional share of United Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of United Common Stock, as reported by NASDAQ reporting system (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NASDAQ trading days immediately preceding the Effective Date.

          3.4 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, United shall deposit, or shall cause to be deposited, with United Bank (in such capacity, the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of Fed One Common Stock ("OLD CERTIFICATES"), for exchange in accordance with this Article III, certificates representing the shares of United Common Stock ("NEW CERTIFICATES") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to this Article III in exchange for outstanding shares of Fed One Common Stock.

          (b) As promptly as practicable after the Effective Date, United shall send or cause to be sent to each former holder of record of shares of Fed One Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. United shall cause the New Certificates into which shares of a stockholder's Fed One Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Fed One Common Stock (or indemnity reasonably satisfactory to United and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upo

          (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Fed One Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) No dividends or other distributions with respect to United Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Fed One Common Stock converted in the Merger into the right to receive shares of such United Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of United Common Stock such holder had the right to receive upon surrender of the Old Certificates.

          (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Fed One for six months after the Effective Time shall be paid to United. Any stockholders of Fed One who have not theretofore complied with this Article III shall thereafter look only to United for payment of the shares of United Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of Fed One Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

          3.5 ANTI-DILUTION PROVISIONS. In the event United changes (or a record date for any such change occurs prior to the Effective Date) the number of, or provides for the exchange of, shares of United Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding United Common Stock and the record date therefor shall be prior to the Effective Date, including without limitation pursuant to the United Stock Dividend (which shall result in an adjustment of the Exchange Ratio as of the date hereof to 1.5), the Exchange Ratio shall be proportionately adjusted.

          3.6 OPTIONS. (a) At the Effective Time, each outstanding option to purchase shares of Fed One Common Stock under the Fed One Stock Option Plans (each, a "FED ONE STOCK OPTION"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Fed One Stock Option, the number of shares of United Common Stock equal to (a) the number of shares of Fed One Common Stock subject to the Fed One Stock Option, multiplied by (b) the Exchange Ratio (such product rounded to the nearest whole number) (a "REPLACEMENT OPTION"), at an exercise price per share (rounded down to the nearest whole cent) equal to (y) the per share exercise price pursuant to such Fed One Stock Option divided by the Exchange Ratio. Notwithstanding the foregoing, each Fed One Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to "incentive stock options," fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent. At or prior to the Effective Time, Fed One shall use its best efforts, including using its reasonable best efforts to obtain any necessary consents from optionees, with respect to the Fed One Stock Option Plans to permit the replacement of the outstanding Fed One Stock Options by United pursuant to this Section and to permit United to assume the Fed One Stock Option Plans. Fed One shall further take all action necessary to amend the Fed One Stock Option Plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, United shall assume the Fed One Stock Option Plans; PROVIDED, that such assumption shall be only in respect of the Replacement Options and that United shall have no obligation with respect to any awards under the Fed One Stock Option Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Fed One Stock Option Plans.

          (b) At all times after the Effective Time, United shall reserve for issuance such number of shares of United Common Stock as necessary so as to permit the exercise of options granted under the Fed One Stock Option Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. United shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of Uniteon Stock issued pursuant to Section 3.06(a) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

                                      ARTICLE IV

                             ACTIONS PENDING ACQUISITION

          4.1 FOREBEARANCES OF FED ONE. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of United, Fed One will not, and will cause each of its Subsidiaries not to:

          (a) ORDINARY COURSE. Conduct the business of Fed One and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon Fed One's ability to perform any of its material obligations under this Agreement.

          (b) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof or pursuant to Fed One's Dividend Reinvestment Plan (but only with respect to open market, non-discounted purchases), (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Fed One Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Fed One Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c) DIVIDENDS, ETC. (a) Make, declare, pay or set aside for payment any dividend, other than (A) quarterly cash dividends on Fed One Stock in an amount not to exceed $0.155 per share with record and payment dates consistent with past practice, and (B) dividends from wholly owned Subsidiaries to Fed One or another wholly owned Subsidiary of Fed One) on or in respect of, or declare or make any distribution on any shares of Fed One Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Fed One or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit, (including incentive or bonus payments) except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice.

          (e) BENEFIT PLANS. Enter into, establish, adopt or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Fed One or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

          (g) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

          (h) GOVERNING DOCUMENTS. Amend the Fed One Certificate, Fed One Bylaws or the certificate of incorporation or by-laws (or similar governing documents) of any of Fed One's Subsidiaries.

          (i) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (j) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

          (k) CLAIMS. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Fed One and its Subsidiaries, taken as a whole.

          (l) ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of- interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (m) RISK MANAGEMENT. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (n) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business.

          (o)       COMMITMENTS.  Agree or commit to do any of the foregoing.

          4.2 FOREBEARANCES OF UNITED. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Fed One, United will not, and will cause each of its Subsidiaries not to:

          (a) PRESERVATION. Fail to use reasonable efforts to preserve intact in any material respect their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

          (b) EXTRAORDINARY DIVIDENDS. Make, declare, pay or set aside for payment any extraordinary dividend.

          (c) ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of- interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of United to exercise its rights under the Stock Option Agreement.

          (d)       COMMITMENTS.  Agree or commit to do any of the foregoing.


                                      ARTICLE V

                            REPRESENTATIONS AND WARRANTIES

          5.1 DISCLOSURE SCHEDULES. On or prior to the date hereof, United has delivered to Fed One a schedule and Fed One has delivered to United a schedule (respectively, its "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; PROVIDED, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. Fed One's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of United.

          5.2 STANDARD. No representation or warranty of Fed One or United contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of any officer of that party with the title, if any ranking not less than senior vice president and that party's in-house counsel, if any.

          5.3 REPRESENTATIONS AND WARRANTIES OF FED ONE. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Fed One hereby represents and warrants to United:

          (a) ORGANIZATION, STANDING AND AUTHORITY. Fed One is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Fed One is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) FED ONE STOCK. As of the date hereof, the authorized capital stock of Fed One consists solely of (i) 15,000,000 shares of Fed One Common Stock, of which 2,375,556 shares were outstanding as of the date hereof, and (ii) 5,000,000 shares of Fed One Preferred Stock, of which no shares are outstanding. As of the date hereof, 443,206 shares of Fed One Common Stock and no shares of Fed One Preferred Stock were held in treasury by Fed One or otherwise owned by Fed One or its Subsidiaries ("TREASURY STOCK"). The outstanding shares of Fed One Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed in its Disclosure Schedule, there are no shares of Fed One Stock authorized and reserved for issuance, Fed One does not have any Rights issued or outstanding with respect to Fed One Stock, and Fed One does not have any commitment to authorize, issue or sell any Fed One Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement. The number of shares of Fed One Common Stock which are issuable and reserved for issuance upon exercise of Fed One Stock Options as of the date hereof are Previously Disclosed in Fed One's Disclosure

     Schedule. Fed One has Previously Disclosed all purchases of Fed One Stock in the prior two years.

          (c) SUBSIDIARIES. (i)(A)Fed One has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary,(B) except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise,
     (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Fed One or its Subsidiaries are fully paid and nonassessable and are owned by Fed One or its Subsidiaries free and clear of any Liens.

          (ii) Fed One does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

          (iii) Each of Fed One's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) CORPORATE POWER. Each of Fed One and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Fed One has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

          (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval and adoption of this Agreement (including the agreement of merger set forth herein) by the holders of more than a majority of the outstanding shares of Fed One Common Stock entitled to vote thereon pursuant to the DGCL (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Fed One and the Fed One Board prior to the date hereof. This Agreement is a valid and legally binding obligation of Fed One, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The actions leading up to the entering into of this Agreement and the Stock Option Agreement, the entering into of this Agreement and the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby are not prohibited or in any way affected by the provisions of Article 10 of the Fed One Certificate. The Fed One Board of Directors has received the written opinion of Ryan, Beck & Co. to the effect that as of the date hereof the consideration to be received by the holders of Fed One Common Stock in the Merger is fair to the holders of Fed One Common Stock from a financial point of view.

          (f) REGULATORY FILINGS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Fed One or any of its Subsidiaries in connection with the execution, delivery or performance by Fed One of this Agreement or the Stock Option Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and thrift authorities, (B) filings with the SEC and state securities authorities, (C) filings of applications or notices with the U.S. Department of Justice and Federal Trade Commission pursuant to the H-S-R Act, (D) the filing of the certificate of merger with the Delaware Secretary pursuant to the DGCL and the filing of articles of merger with the West Virginia Secretary pursuant to the WVCA, and (E) the adoption and approval of this Agreement by the stockholders of Fed One. As of the date hereof, Fed One is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Fed One or of any of its Subsidiaries or to which Fed One or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Fed One Certificate or the Fed One Bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Fed One's Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1994 under the Securities Act, or under Section 13(a), 13(c),

     14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, Fed One's "SEC DOCUMENTS") with the SEC, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Fed One and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of Fed One and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements. Fed One's press release announcing its 1997 year end results fairly presents the financial condition of Fed One as of December 31, 1997 and the results of its operations for the year ended December 31, 1997, in each case as determined in accordance with generally accepted accounting principles.

          (ii) Since December 31, 1997, Fed One and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice (excluding expenses incurred in connection with this Agreement and the transactions contemplated hereby).

          (iii) Since December 31, 1997, (A) Fed One and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Fed One.

          (h) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against Fed One or any of its Subsidiaries and, to Fed One's knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) REGULATORY MATTERS. (i) Neither Fed One nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "REGULATORY AUTHORITIES").

          (ii) Neither Fed One nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j)       COMPLIANCE WITH LAWS.  Each of Fed One and its Subsidiaries:

                    (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Fed One's knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has received, since December 31, 1995, no notification or communication from any Governmental Authority (A) asserting that Fed One or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Fed One's knowledge, do any grounds for any of the foregoing exist) or (C) as of the date hereof, failing to approve any proposed acquisition, or stating its intention not to approve acquisitions proposed to be effected by it within a certain time period or indefinitely.

          (k) MATERIAL CONTRACTS; DEFAULTS. Except for this Agreement, the Stock Option Agreement and those agreements and other documents filed as exhibits to its SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither Fed One nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (l) NO BROKERS. No action has been taken by Fed One that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Ryan, Beck & Co.

          (m) EMPLOYEE BENEFIT PLANS. (i) Fed One's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any employee or former employee (the "EMPLOYEES"), consultant or former consultant (the "CONSULTANTS") or director or former director (the "DIRECTORS") of Fed One or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "FED ONE COMPENSATION AND BENEFIT PLANS"). Neither Fed One nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

          (ii) Each Fed One Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Fed One Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Fed One Compensation and Benefit Plan is exempt from tax under
     Section 501(a) of the Code) from the IRS, and Fed One is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Fed One, threatened legal action, suit or claim relating to the Fed One Compensation and Benefit Plans. Neither Fed One nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Fed One Compensation and Benefit Plan that would reasonably be expected to subject Fed One or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

          (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Fed One or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA AFFILIATE") which is considered one employer with Fed One under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA AFFILIATE PLAN"). None of Fed One, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Fed One Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to Fed One's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Fed One, there is no pending investigation or enforcement action by the PBGC, the U.S. Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Fed One Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

          (iv) All contributions required to be made under the terms of any Fed One Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Fed One or any of its Subsidiaries is a party have been timely made or have been reflected on Fed One's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or
     Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of Fed One, any of its Subsidiaries or any ERISA Affiliate
     (x) has
     provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

          (v) Neither Fed One nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Fed One Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Fed One Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Fed One or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

          (vi) Fed One and its Subsidiaries do not maintain any Fed One Compensation and Benefit Plans covering foreign Employees.

          (vii) With respect to each Fed One Compensation and Benefit Plan, if applicable, Fed One has provided or made available to United, true and complete copies of existing: (A) Fed One Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS;
     (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

          (viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Fed One Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Fed One Compensation and Benefit Plan.

          (ix) Neither Fed One nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          (x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of United, Fed One or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (n) LABOR MATTERS. Neither Fed One nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Fed One or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Fed One or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Fed One's knowledge, threatened, nor is Fed One aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o) TAKEOVER LAWS; DISSENTERS' RIGHTS. Fed One has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby (the "COVERED TRANSACTIONS") are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "TAKEOVER LAWS"), including, without limitation, the State of Delaware and Section 203 of the DGCL, applicable to Fed One. Assuming the United Common Stock meets the requirements set forth in Section 262(b)(2) of the DGCL, holders of Fed One Common Stock do not have dissenters' rights in connection with the Merger.

          (p) ENVIRONMENTAL MATTERS. To Fed One's knowledge, neither the conduct nor operation of Fed One or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Fed One's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Fed One's knowledge, neither Fed One nor any of its Subsidiaries has received any notice from any person or entity that Fed One or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (q) TAX MATTERS. (i) All Tax Returns that are required to be filed by or with respect to Fed One and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired,
     (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and
     (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Fed One or its Subsidiaries. Fed One has made available to United true and correct copies of the United States federal income Tax Returns filed by Fed One and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1996. Neither Fed One nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Fed One's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Fed One's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither Fed One nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

          (r) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Fed One's own account, or for the account of one or more of Fed One's Subsidiaries or their customers (all of which are listed on Fed One's Disclosure Schedule), were entered into (i) in accordance with applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Fed One or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Fed One nor its Subsidiaries, nor to Fed One's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (s) BOOKS AND RECORDS. The books and records of Fed One and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

          (t) INSURANCE. Fed One's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Fed One or its Subsidiaries. Fed One and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Fed One reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Fed One and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (u) ACCOUNTING TREATMENT. As of the date hereof, it is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment, assuming compliance by Fed One and United with the requirements of Section 6.17 hereof.

          (v) DISCLOSURE. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

          5.4  REPRESENTATIONS AND WARRANTIES OF UNITED.  Subject to Sections
5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, United hereby represents and warrants to Fed One as follows:

          (a) ORGANIZATION, STANDING AND AUTHORITY. United is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. United is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) UNITED STOCK. (i) As of the date hereof, the authorized capital stock of United consists solely of 20,000,000 shares of United Common Stock, of which no more than 15,004,661 shares were outstanding as of the date hereof. As of the date hereof, except as set forth in its Disclosure Schedule, United does not have any Rights issued or outstanding with respect to United Stock and United does not have any commitment to authorize, issue or sell any United Stock or Rights, except pursuant to this Agreement. The outstanding shares of United Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

          (ii) The shares of United Common Stock to be issued in exchange for shares of Fed One Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

          (c) SUBSIDIARIES. Each of United's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

          (d) CORPORATE POWER. Each of United and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and United has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

          (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval by the holders of a majority of the outstanding shares of United Common Stock entitled to vote thereon of the Articles Amendment (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of United and the United Board prior to the date hereof. This Agreement is a valid and legally binding agreement of United, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by United or any of its Subsidiaries in connection with the execution, delivery or performance by United of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with the federal and state banking and thrift authorities; (B) the adoption and approval by the shareholders of United of the Articles Amendment as contemplated hereby; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of applications or notices with the U.S. Department of Justice and Federal Trade Commission pursuant to the H-S-R Act; (E) the filing of a certificate of merger with the Delaware Secretary pursuant to the DGCL and the filing of articles of merger and the Articles Amendment with the West Virginia

     Secretary; (F) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of United Stock in the Merger; and (G) receipt of the approvals set forth in Section 7.01(b).
     As of the date hereof, United is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in
     Section 7.01(b).

          (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of United or of any of its Subsidiaries or to which United or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of United or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) United's SEC Documents, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of United and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of United and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. United's press release announcing its 1997 year end results fairly presents the financial condition of United as of December 31, 1997 and the results of its operations for the year ended December 31, 1997, in each case as determined in accordance with generally accepted accounting principles.

          (ii) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to United.

          (h) LITIGATION; REGULATORY ACTION. (i) No litigation, claim or other proceeding before any Governmental Authority is pending against United or any of its Subsidiaries and, to the best of United's knowledge, no such litigation, claim or other proceeding has been threatened.

          (ii) Neither United nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has United or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (i)       COMPLIANCE WITH LAWS.  Each of United and its Subsidiaries:

                    (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

                    (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

                    (iii) has received, since December 31, 1995, no notification or communication from any Governmental Authority (A) asserting that United or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to United's knowledge, do any grounds for any of the foregoing exist) or (C) as of the date hereof, failing to approve any proposed acquisition, or stating its intention not to approve acquisitions proposed to be effected by it within a certain time period or indefinitely.

          (j) DEFAULTS. Neither United nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (k) NO BROKERS. No action has been taken by United that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

          (l) TAKEOVER LAWS; DISSENTERS' RIGHTS. United has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any Takeover Laws applicable to United. Holders of United Common Stock do not have dissenters' rights in connection with the Articles Amendment.

          (m) EMPLOYEE BENEFIT PLANS. (i) Each existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any Employees, Consultants or Directors of United or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (each, a "UNITED COMPENSATION AND BENEFIT PLAN") has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each United Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such United Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and United is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of United, threatened legal action, suit or claim relating to the United Compensation and Benefit Plans. Neither United nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any United Compensation and Benefit Plan that would reasonably be expected to subject United or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of

     Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

          (ii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by United or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any ERISA Affiliate Plan. None of United, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any United Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to United's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of United, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any United Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

          (iii) All contributions required to be made under the terms of any United Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which United or any of its Subsidiaries is a party have been timely made or have been reflected on United's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or
     Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of United, any of its Subsidiaries or any ERISA Affiliate
     (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under
     Section 412(n) of the Code or pursuant to ERISA.

          (n) ENVIRONMENTAL MATTERS. To United's knowledge, neither the conduct nor operation of United or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Fed One's knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To United's knowledge, neither United nor any of its Subsidiaries has received any notice from any person or entity that United or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (o) TAX MATTERS. (i) All Tax Returns that are required to be filed by or with respect to United and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired,
     (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and
     (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of United or its Subsidiaries. Neither United nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by United's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in United's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither United nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (p) BOOKS AND RECORDS. The books and records of United and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

          (q) INSURANCE. United and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of United reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; United and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (r) ACCOUNTING TREATMENT. As of the date hereof, it is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

          (s) DISCLOSURE. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

          (t) REPRESENTATIONS AND WARRANTIES OF UNITED WITH RESPECT TO MERGER SUBS. United represents and warrants to Fed One with respect to any Merger Sub that executes the supplement attached to this Agreement as Annex A that, at the time of such execution and as of the Effective Date:

           (i) ORGANIZATION, STANDING AND AUTHORITY. Each Merger Sub has been duly organized and is validly existing in good standing under the laws of the State of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (ii) POWER. Each Merger Sub has the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (iii) AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all requisite action on the part of each Merger Sub and its respective shareholders or members. This Agreement is a valid and legally binding agreement of each Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                                   ARTICLE VI

                                   COVENANTS


          6.1 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of Fed One and United agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end. Without limiting the foregoing, United agrees to use its reasonable best efforts prior to the Effective Time to file the Articles Amendment and, if necessary, organize one or more Merger Subs.

          6.2 STOCKHOLDER APPROVALS. United and Fed One agree to take, in accordance with applicable law or NASDAQ rules and its articles of incorporation and bylaws, all action necessary to convene an appropriate meeting of its stockholders (which in the case of United or Fed One may be its regular annual meeting or a special meeting) to consider and vote upon, in the case of United, the approval and adoption of the Articles Amendment as contemplated hereby (including any adjournment or postponement, the "UNITED MEETING") and, in the case of Fed One, the approval and adoption of this Agreement (including any adjournment or postponement, the "FED ONE MEETING"), in each case as promptly as practicable after the Registration Statement is declared effective. The United Board will recommend that the United shareholders approve the Articles Amendment. The Fed One Board will recommend that the Fed One stockholders approve and adopt the Agreement and the transactions contemplated hereby, provided that the Fed One Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the Fed One Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of the members of the Fed One Board under applicable law.

          6.3 REGISTRATION STATEMENT. (a) Each of United and Fed One agrees to cooperate in the preparation of a registration statement on Form S-4 (the "REGISTRATION STATEMENT") to be filed by United with the SEC in connection with the issuance of United Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of United and Fed One constituting a part thereof (the "PROXY STATEMENT") and all related documents). Provided that Fed One has cooperated as required above, United agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Fed One and United agrees to use all reasonable efforts to cause the

Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. United also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Fed One agrees to furnish to United all information concerning Fed One, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

          (b) Each of Fed One and United agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the United Meeting or the Fed One Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Fed One and United further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

          (c) United agrees to advise Fed One, promptly after United receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of United Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          (d) United and Fed One, each in consultation with the other, shall employ professional proxy solicitors to assist it in contacting stockholders in connection with soliciting votes on the Agreement and the Articles Amendment.

          6.4 PRESS RELEASES. Each of Fed One and United agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

          6.5 ACCESS; INFORMATION. (a) Each of Fed One and United agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

          (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

          (c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

          6.6 ACQUISITION PROPOSALS. Fed One agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or, except to the extent that the Fed One Board has determined, after consulting with and considering the advice of outside counsel, that the failure to do so would constitute a breach of the fiduciary duties of the Fed One Board's directors under applicable law, engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than United with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Fed One shall promptly (within 24 hours) advise United following the receipt by Fed One of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise United of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

          6.7 AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, (i) United shall deliver to Fed One a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the United Meeting, deemed to be an "affiliate" of United (each, a "UNITED AFFILIATE") as that term is used in SEC Accounting Series Releases 130 and 135; and (ii) Fed One shall deliver to United a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Fed One Meeting, deemed to be an "affiliate" of Fed One (each, a "FED ONE AFFILIATE") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

          (b) Each of Fed One and United shall use its respective reasonable best efforts to cause each person who may be deemed to be a Fed One Affiliate or a United Affiliate, as the case may be, to execute and deliver to Fed One and United on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as EXHIBIT B or EXHIBIT C, respectively.

          6.8 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

          6.9 CERTAIN POLICIES. Prior to the Effective Date, Fed One shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and United, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of United; PROVIDED, HOWEVER, that Fed One shall not be obligated to take any such action pursuant to this Section 6.09 (i) if such action is not in accordance with generally accepted accounting principles, is not consistent with the "pooling-of-interests" accounting method for the Merger or is prohibited by applicable law, and (ii) unless and until

United acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to Fed One that United's representations and warranties, subject to Section 5.02, are true and correct as of such date and that United is otherwise in material in compliance with this Agreement. Fed One's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.09.

          6.10 NASDAQ LISTING. To the extent so required, United agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ, subject to official notice of issuance, the shares of United Common Stock to be issued to the holders of Fed One Common Stock in the Merger.

          6.11 REGULATORY APPLICATIONS. (a) United and Fed One and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of such permits, consents, approvals and authorizations. Each of United and Fed One shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

          6.12 INDEMNIFICATION. (a) Following the Effective Date and for a period of six years thereafter, United shall indemnify, defend and hold harmless the present and former directors, officers and employees of Fed One or a Fed One Subsidiary, determined as of the Effective Date (each, an "INDEMNIFIED PARTY"), against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Stock
Option Agreement) to the fullest extent that Fed One or the relevant Fed One Subsidiary is permitted to indemnify (and advance expenses to) its directors, officers and employees under the DGCL or other applicable state law, as in effect from time to time, or any of the Fed One Certificate, the Fed One
Bylaws, the charter (or similar governing instrument) of any Fed One
Subsidiary or the bylaws of any Fed One Subsidiary, in each case as in effect on the date hereof. United agrees that all limitations on liability existing in favor of the Indemnified Parties as provided in the Fed One Certificate as in effect on the date hereof shall survive the Merger and shall continue in full force and effect.

          (b) For a period of six years from the Effective Time, United shall use its reasonable best efforts to maintain Fed One's existing director's and officer's liability insurance with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, (or substitute insurance which shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Fed One); PROVIDED, HOWEVER, that in no event shall United be required to expend on an annual basis more than 200 percent of the current annual amount expended by Fed One (the "INSURANCE AMOUNT") to maintain or procure such directors and officers insurance coverage; PROVIDED, FURTHER, that if United is unable to maintain or obtain the insurance called for by this Section 6.12(b), United shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; PROVIDED, FURTHER, that officers and directors of Fed One or any Fed One Subsidiary may be required to make application and provide customary representations and warranties to United's insurance carrier for the purpose of obtaining such insurance.

          (c)       Any Indemnified Party wishing to claim indemnification under
Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify United thereof; PROVIDED that the failure so to notify shall not affect the obligations of United under
Section 6.12(a) unless and to the extent that United is actually materially prejudiced as a result of such failure.

          (d) If United or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of United shall assume the obligations set forth in this Section 6.12.

          (e) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          6.13 BENEFIT PLANS AND ARRANGEMENTS. (a) It is the intention of United that within a reasonable period of time following the Effective Time (i) it will provide employees of the

Surviving Corporation with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of United,(ii) any such employees will receive credit for years of service with Fed One or any of its Subsidiaries prior to the Effective Time for the purpose of eligibility and vesting and (iii) United shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents.

          (b) Following the Effective Time, United shall, and shall cause its appropriate Subsidiaries to, honor in accordance with their terms the employment agreements, severance agreements, severance policies, consulting agreement and excess benefit plan which have been Previously Disclosed by Fed One to United pursuant to this Agreement. United shall take no action that would adversely affect the rights of holders of awards granted under the Fed One Stock Plans which are outstanding as of the date hereof.

          (c) United agrees to maintain the terms of the existing consulting arrangement between Fed One Bank and Louis Salvatori, as Previously Disclosed by Fed One to United pursuant to this Agreement, until Mr. Salvatori's death.

          (d) As soon as practicable after the execution of this Agreement, Fed One and United will use their reasonable best efforts to take such actions as may be necessary or advisable to provide that the Fed One ESOP will terminate on the Effective Date. Between the date hereof and the Effective Date, the existing Fed One ESOP indebtedness shall be paid in the ordinary course of business and Fed One or Fed One Bank shall make such contributions to the Fed One ESOP as is necessary to fund such payments. Any indebtedness of the Fed One ESOP remaining as of the Effective Date shall be repaid from the related Trust, provided, however, that (i) any related sale or distribution of shares by the Fed One ESOP shall be effected in accordance with the requirements of federal and any applicable state securities laws and regulations, (ii) any related sale or distribution of shares by the Fed One ESOP and any participant shall be effected in such a manner (and with such safeguards as may be necessary or appropriate) so as not to jeopardize "pooling-of-interests" accounting treatment for the Merger, and (iii) all distributions from the Fed One ESOP after the Effective Date shall be in shares of United Common Stock. Upon the repayment of the Fed One ESOP loan, the remaining funds in the Fed One ESOP suspense account will be allocated (to the extent permitted by Sections 401(a), 415 and 4975 of the Code and the applicable provisions of ERISA) to Fed One ESOP participants, as determined under the terms of the Fed One ESOP. Fed One and United agree that, subject to the conditions described herein, as soon as practicable after the Effective Date and repayment of the Fed One ESOP loan, participants in the Fed One ESOP shall be entitled at their election to have the amounts in their Fed One ESOP accounts either distributed to them in a lump sum or rolled over to another tax-qualified plan (including United plans to the extent permitted by United) or individual retirement account. The actions relating to termination of the Fed One ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the IRS with regard to the continued qualification of the Fed One ESOP. Fed One and United will cooperate in submitting appropriate requests for such a determination letter to the IRS and will use their reasonable best efforts to seek the issuance of such letter as soon as practicable after the date hereof. As of and following the Effective Date, United shall cause the Fed One ESOP to be maintained for the exclusive benefit of employees and other persons who are participants or beneficiaries therein prior to the Effective Date and proceed with termination of the Fed
One ESOP through distribution of its assets in accordance with this Section 6.13(d) and as otherwise may be required to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the Fed One ESOP, provided, however, that no such termination distributions of the Fed One ESOP shall occur after the Effective Date until a favorable determination letter has been received from the IRS.

          (e) United shall have the right to merge the Fed One defined benefit retirement plan (the "FED ONE RETIREMENT PLAN") into the United defined benefit retirement plan (the "UNITED RETIREMENT PLAN"), provided that upon consummation of such merger the United Retirement Plan shall be deemed, in the reasonable opinion of United and Fed One, to be a "qualified successor plan," as defined in the Fed One Retirement Plan. In the event that the United Retirement Plan would not qualify as such upon consummation of such merger, United shall either maintain the Fed One Retirement Plan for the benefit of participating Fed One employees or amend the Fed One Retirement Plan in order to maximize the use of the excess funding or future employer contribution offset. The effectiveness of such amendments shall be conditioned upon the receipt of a favorable determination letter from the IRS with regard to the continued qualification of the Fed One Retirement Plan.

          (f) The Excess Benefit Plan for the benefit of Mr. and Mrs. Alan Groover, effective as of January 1, 1995, shall be terminated as of the Effective Date and shall not apply to the final distribution or allocation of the Fed One ESOP expense account.

          6.14 NOTIFICATION OF CERTAIN MATTERS. Each of Fed One and United shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

          6.15 DIVIDEND COORDINATION. The Fed One Board shall cause its regular quarterly dividend record dates and payment dates for Fed One Common Stock to be the same as United's regular quarterly dividend record dates and payment dates for United Common Stock (E.G., Fed One shall move its next dividend record and payment dates to the next dividend record and payment date for United Common Stock), and Fed One shall not thereafter change its regular dividend payment dates and record dates (it being the intention of the parties that the stockholders of Fed One shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Fed One
Common Stock or the United Common Stock exchanged therefor in the Merger). Notwithstanding the foregoing, nothing contained in this Section 6.15 shall require either of the parties to take any action that would materially impair their ability to satisfy the conditions set forth in Sections 7.02(d) and 7.03(d) hereof.

          6.16 DIRECTORSHIP OF UNITED AND ADVISORY BOARD OF DIRECTORS.

          (a) United agrees to cause Mr. Groover to be elected or appointed as a director of United as of the Effective Time.

          (b) United agrees to cause four members of the Fed One Board on the date hereof (selected by Fed One after consultation with United), who are members of the Fed One Board immediately prior to the Effective Time and willing and eligible to serve, to be elected or appointed to the Northern West Virginia Regional Advisory Board of Directors of United Bank.

          6.17 FED ONE STOCK ISSUANCE. After the stockholder approvals contemplated by Section 6.02 hereof and the regulatory approvals contemplated by
Section 7.01(b) hereof have been obtained and prior to the Effective Date, Fed One shall use its reasonable best efforts to offer and sell for fair value to individuals or entities unaffiliated with Fed One and United such number of shares of Treasury Stock held by Fed One as shall be sufficient in the opinion of Fed One's and United's respective independent auditors to permit them to issue the letters referenced in Section 7.02(d) and 7.03(d) hereof, respectively (the "FED ONE STOCK ISSUANCE"). Fed One and United shall cooperate with each other in connection with the Fed One Stock Issuance and shall enter into such placement or underwriting agreements as may be necessary or advisable in connection therewith.

          6.18 BANK MERGER. Upon the request of United, United and Fed One shall use their reasonable best efforts to cause, including causing the entering into of a merger agreement, their respective subsidiaries, Fed One Bank and United Bank, to merge (the "BANK MERGER") immediately after the consummation of the Merger, with United Bank being the surviving bank ("SURVIVING BANK") thereof pursuant to the provisions of applicable law. At the effective time of the Bank Merger, the articles of association and by-laws of the Surviving Bank shall be the articles of association and by-laws of United Bank in effect immediately prior to the effective time of the Bank Merger. At the effective time of the Bank Merger, the directors and officers of the Surviving Bank shall be the directors and officers of United Bank immediately prior to the effective time of the Bank Merger.

                                     ARTICLE VII

                       CONDITIONS TO CONSUMMATION OF THE MERGER

          7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of United and Fed One to consummate the Merger is subject to the fulfillment or written waiver by United and Fed One prior to the Effective Time of each of the following conditions:

          (a) STOCKHOLDER APPROVALS. This Agreement shall have been duly approved and adopted by the requisite vote of the stockholders of Fed One and the Articles Amendment shall have been duly approved by the requisite vote of the stockholders of United.

          (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby, including the Bank Merger if requested by United pursuant to Section 6.18, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain
     (i) any conditions, restrictions or requirements which the United Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the United Board reasonably determines would either before or after the Effective Date be unduly burdensome.

          (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of United Common Stock to be issued in the Merger shall have been received and be in full force and effect.

          (f) LISTING. To the extent required, the shares of United Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

          (g) ARTICLES AMENDMENT. The Articles Amendment shall have been filed and effective under the WVCA.

          7.2 CONDITIONS TO OBLIGATION OF FED ONE. The obligation of Fed One to consummate the Merger is also subject to the fulfillment or written waiver by Fed One prior to the Effective Time of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of United set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Fed One shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF UNITED. United shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Fed One shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

          (c) OPINION OF FED ONE'S COUNSEL. Fed One shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel to Fed One, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of Fed One who receive shares of United Common Stock in exchange for shares of Fed One Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, Elias, Matz, Tiernan & Herrick L.L.P. may require and rely upon representations contained in letters from Fed One, United and others.

          (d) ACCOUNTING TREATMENT. Fed One shall have received from KPMG Peat Marwick LLP, Fed One's independent auditors, a letter, dated the Effective Date, stating its opinion that the Merger shall qualify for "pooling-of-interests" accounting treatment.

          7.3 CONDITIONS TO OBLIGATION OF UNITED. The obligation of United to consummate the Merger is also subject to the fulfillment or written waiver by United prior to the Effective Time of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Fed One set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and United shall have received a certificate, dated the Effective Date, signed on behalf of Fed One by the Chief Executive Officer and the Chief Financial Officer of Fed One to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF FED ONE. Fed One shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and United shall have received a certificate, dated the Effective Date, signed on behalf of Fed One by the Chief Executive Officer and the Chief Financial Officer of Fed One to such effect.

          (c) OPINION OF UNITED'S COUNSEL. United shall have received an opinion of Sullivan & Cromwell, special counsel to United, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from United, Fed One and others.

          (d) ACCOUNTING TREATMENT. United shall have received from Ernst & Young LLP, United's independent auditors, a letter, dated the Effective Date, stating its opinion that the Merger shall qualify for "pooling-of-interests" accounting treatment.


                                     ARTICLE VIII

                                     TERMINATION

          8.1 TERMINATION. This Agreement may be terminated, and the Acquisition may be abandoned:

          (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of United and Fed One, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) BREACH. At any time prior to the Effective Time, by United or Fed One, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

          (c) DELAY. At any time prior to the Effective Time, by United or Fed One, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the willful failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

          (d) NO APPROVAL. By Fed One or United, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 7.01(a) herein is not obtained at the Fed One Meeting or the United Meeting, except in the case of clause (i) or clause
     (ii) that the failure of an action specified therein arises out of or results from the willful failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

          (e) FAILURE TO RECOMMEND, ETC. At any time prior to the Fed One Meeting, by United if the Fed One Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of United; or at any time prior to the United Meeting, by Fed One, if the United Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Fed One.

          (f) DECLINE IN UNITED COMMON STOCK PRICE. By Fed One, if the Fed One Board so determines by a vote of a majority of the members of its entire board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

          (i) the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the "UNITED RATIO") shall be less than .80; and

          (ii) (x) the United Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) being referred to herein as the "INDEX RATIO");

subject, however, to the following three sentences. If Fed One elects to exercise its termination right pursuant to this Section 8.01(f), it shall give written notice to United (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, United shall have the option to increase the consideration to be received by the holders of Fed One Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the United Ratio. If United so elects within such five-day period, it shall give prompt written notice to Fed One of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

          For purposes of this Section 8.01(f), the following terms shall have the meanings indicated:

          "Average Closing Price" shall mean the average of the closing prices of a share of United Common Stock on the NASDAQ reporting system (as reported in THE WALL STREET JOURNAL, or if not reported therein, in another authoritative source) during the period of 20 consecutive full trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

          "Determination Date" shall mean the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, and if requested by United pursuant to Section 6.18, the Bank Merger, without regard to any requisite waiting period in respect thereof.

          "Final Index Price" shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

          "Index Group" shall mean the 21 financial institutions or financial institution holding companies listed below, the common stock of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock and the market prices of such stock) attributed to the remaining companies shall be adjusted proportionately for purposes of determining the Final Index Price. The 21 financial institutions or financial institution holding companies and the weights attributed to them are as follows:

                 Company                        Weighting
                 -------                        ---------
                 Keystone Financial Inc.         11.98%
                 FirstMerit Corp.                10.05
                 Valley National Bancorp          8.94
                 Fulton Financial Corp.           7.16
                 One Valley Bancorp Inc.          5.37
                 Park National Corp.              4.68
                 Riggs National Corp.             4.59
                 Susquehanna Bancshares Inc..     4.56
                 First Financial Bancorp.         4.55
                 HUBCO Inc.                       4.52
                 Commerce Bancorp Inc.            4.45
                 Provident Bankshares Corp.       4.26
                 F&M National Corp.               3.80
                 Mid Am Inc.                      3.61
                 First Commonwealth Financial     3.54
                 F.N.B. Corp.                     2.98
                 Trust Co. of New Jersey          2.71
                 Trans Financial Inc.             2.46
                 Carolina First Corp.             2.14
                 USBANCORP Inc.                   1.92
                 First Citizens Bancorp. of SC    1.74
                                                ------
                                                100.00%


          "Index Price," on a given date, shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the common stocks of the companies comprising the Index Group, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded on such date.

          "Starting Date" shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

          "Starting Price" shall mean the closing price of a share of United Common Stock on the NASDAQ reporting system (as reported in THE WALL STREET JOURNAL, or if not reported therein, in another authoritative source) on the Starting Date.

          If any company belonging to the Index Group or United declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between and including the Starting Date and the Determination Date, the prices for the common stock of such company or United and the Exchange Ratio shall be appropriately adjusted for the purposes of applying this Section 8.01(f).

          8.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.


                                      ARTICLE IX

                                    MISCELLANEOUS

          9.1 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 3.04, 3.06, 6.12, 6.13, 6.16 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.04, 6.05(b), 8.02 and this Article IX which shall survive such termination).

          9.2 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, to the extent permitted by applicable law, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that (A) after the Fed One Meeting, this Agreement may not be amended if it would violate the DGCL and (B) after the United Meeting, this Agreement may not be amended if it would violate the WVCA.

          9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

          9.4 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of West Virginia applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law or of the DGCL are applicable).

          9.5 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that expenses incurred in connection with the printing of the Registration Statement and joint proxy statement and SEC fees shall be shared equally between Fed One and United.

          9.6 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

               If to Fed One, to:

               Fed One Bancorp, Inc.
               21 Twelfth Street
               Wheeling, WV 26003-3295
               Facsimile: (304) 234-3419
               Attn: Alan E. Groover
                        Chairman, President and
                        Chief Executive Officer

               With a copy to:

               Elias, Matz, Tiernan & Herrick L.L.P.
               734 15th Street, N.W.
               Washington, D.C.  20005
               Facsimile: (202) 347-2172
               Attn:  Gerard L. Hawkins, Esq.
                      Raymond A. Tiernan, Esq.

               If to United, to:

               United Bankshares, Inc.
               514 Market Street
               Parkersburg, WV 26101
               Facsimile: (304) 424-8711
               Attn:  Richard M. Adams
                      Chairman of the Board and Chief Executive Officer Steven Wilson
                      Chief Financial Officer

               With a copy to:

               Sullivan & Cromwell
               125 Broad Street
               New York, NY 10004
               Facsimile: (212) 558-3588
               Attn:     Mark J. Menting, Esq.

          9.7 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement and the Stock Option Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than the Stock Option Agreement). Except for Sections 6.12, 6.13(c) and 6.16, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.8 INTERPRETATION; EFFECT; ASSIGNMENT; SUCCESSORS. (a) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Fed One, United or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

          (b) A party hereto may not assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party (provided that any merger, consolidation, share exchange or similar business combination involving United shall not be deemed to be an assignment for purposes of this clause (b)). The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.

                      *                   *                   *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                   UNITED BANKSHARES, INC.



                                   By:  /s/ Steven E. Wilson
                                        ---------------------------------
                                        Name: Steven E. Wilson
                                        Title:  Executive Vice President and
                                                Chief Financial Officer

                              FED ONE BANCORP, INC.



                                   By:  /s/ Alan E. Groover
                                        ---------------------------------
                                        Name: Alan E. Groover
                                        Title: Chairman, President and
                                               Chief Executive Officer

                                                                       EXHIBIT A

                           FORM OF STOCK OPTION AGREEMENT


     Reference is made to the execution copy of the Stock Option Agreement included as Exhibit 2.2 to the Current Report on Form 8-K to which this Agreement and Plan of Merger is an exhibit.

                                                                       EXHIBIT B

                           FORM OF FED ONE AFFILIATE LETTER


                                                              ____________, 1998


Fed One Bancorp, Inc.
21 Twelfth Street
Wheeling, WV 26003-3295

Attention:

United Bankshares, Inc.
514 Market Street
Parkersburg, WV 26101
Facsimile: (304) 424-8711
Attn:   Steven Wilson
           Chief Financial Officer

Ladies and Gentlemen:

          I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of Fed One Bancorp, Inc., a Delaware corporation ("Fed One"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and/or SEC Accounting Series Releases 130 and 135. I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), by and between United Bankshares, Inc., a West Virginia corporation ("United"), and Fed One, Fed One plans to merge with and into a wholly owned subsidiary of United (the "Merger") and that the Merger is intended to be accounted for under the "pooling-of-interests" accounting method.

          I further understand that as a result of the Merger, I may receive shares of common stock, par value $2.50 per share, of United ("United Stock")
(i) in exchange for shares of common stock, par value $0.10 per share, of Fed One ("Fed One Stock") or (ii) as a result of the exercise of Rights (as defined in the Merger Agreement).

          I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of United Stock and Fed One Stock, to the extent I felt necessary, with my counsel or counsel for Fed One.

          I represent, warrant and covenant with and to United that in the event I receive any United Stock as a result of the Merger:

     1. I shall not make any sale, transfer, or other disposition of such United Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to United, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

     2. I understand that United is under no obligation to register the sale, transfer or other disposition of shares of United Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     3. I understand that stop transfer instructions will be given to United's transfer agent with respect to shares of United Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

               "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated __, 199_, between the registered holder hereof and United, a copy of which agreement is on file at the principal offices of United."

     4. I understand that, unless transfer by me of the United Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, United reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities
               Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

          It is understood and agreed that the legends set forth in paragraphs
(3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to United (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to United, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to United that the United Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

          I further represent, warrant and covenant with and to United that I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of Fed One Stock or United Stock (whether or not acquired by me in the Merger) during the period commencing 30 days prior to effective date of the Merger and ending at such time as United notifies me that results covering at least 30 days of combined operations of Fed One and United after the Merger have been published by United. I understand that United is not obligated to publish such combined financial results except in accordance with its normal financial reporting practice.

          I further understand and agree that this letter agreement shall apply to all shares of Fed One Stock and United Stock that I am

          I also understand that the Merger is intended to be treated as a "pooling of Interests" for accounting purposes, and I agree that if Fed One or United advises me in writing that additional restrictions apply to my ability to sell, transfer, or otherwise dispose of

Fed One Stock or United Stock in order for United to be entitled to use the pooling of interests accounting method, I will abide by such restrictions.

                              Very truly yours,


                              By
                                -------------------------
                                   Name:


Accepted this ____ day of
_______________, 1998.

Fed One Bancorp, Inc.


By
  --------------------------
     Name:
     Title:


 United Bankshares, Inc.


By
  --------------------------
     Name:
     Title:

                                                                       EXHIBIT C

                           FORM OF UNITED AFFILIATE LETTER

                                                              ____________, 1998


United Bankshares, Inc.
514 Market Street
Parkersburg, WV 26101
Facsimile: (304) 424-8711
Attn:  Steven Wilson
       Chief Financial Officer

Ladies and Gentlemen:

          I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of United, a West Virginia corporation ("United"), as that term is defined in the Securities and Exchange Commission's Accounting Series Releases 130 and 135. I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), by and between United and Fed One Bancorp, Inc., a Delaware corporation ("Fed One"), Fed One plans to merge with and into a wholly owned subsidiary of United (the "Merger") and that the merger is intended to be accounted for under the "pooling-of-interests" accounting method.

          I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of common stock of United and Fed One, to the extent I felt necessary, with my counsel or counsel for United.

           I hereby represent, warrant and covenant with and to United that:

          1. I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of common stock of Fed One or United(whether or not acquired by me in the Merger) during the period commencing 30 days prior to the effective date of the Merger and ending at such time as United notifies me that results covering at least 30 days of combined operations of Fed One and United after the Merger have been published by United. I understand that United is not obligated to publish such combined financial results except in accordance with its normal financial reporting practice.

          2. I further understand and agree that this letter agreement shall apply to all shares of common stock of Fed One and United that I am deemed to beneficially own pursuant to applicable federal securities laws.


          3. If United advises me in writing that additional restrictions apply to my ability to sell, transfer, or otherwise dispose of common stock of Fed One or United in order for United to be entitled to use the "pooling-of-interests" accounting method, I will abide by such restrictions.

                              Very truly yours,


                              By
                                ------------------------
                                   Name:


Accepted this ____ day of
_______________, 1998.

United Bankshares, Inc.


By
  -------------------------------
     Name:
     Title:

                                                                         ANNEX A

                    FORM OF SUPPLEMENT FOR MERGER SUB ACCESSION
                                TO MERGER AGREEMENT

          SUPPLEMENT, dated as of the [  ] day of [    ], 1998 (this
"SUPPLEMENT"), to the Agreement and Plan of Merger, dated as of February 18, 1998 (as amended from time to time in accordance with the terms thereof, the "MERGER AGREEMENT"), by and between United Bankshares, Inc. ("UNITED") and Fed One Bancorp, Inc. ("FED ONE") .

          WHEREAS, terms used but not otherwise defined herein have the meanings specified in the Merger Agreement; and

          WHEREAS, pursuant to Section 2.01 of the Merger Agreement, United has determined to consummate the Merger in part through the merger of Fed One with and into [insert name(s) of Merger Sub(s)] ([each a][the] "MERGER SUB").

          NOW, THEREFORE, by its execution of this Supplement, as of the date hereof, [each of] the undersigned (i) adopts and becomes a party to the Acquisition Agreement, as required by Section 2.01 thereof and (ii) agrees to perform all its obligations and agreements set forth therein.

          IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned, duly authorized thereunto as of the date first hereinabove written.


                                   [INSERT NAME OF MERGER SUB]


                                   By:
                                      --------------------------------
                                        Name:
                                        Title: